Exhibit 99.1

For Immediate Release

American Axle & Manufacturing announces record Second
Quarter earnings of 97 cents per share

Net debt to capital ratio reduced to 43%

Detroit, Michigan, July 24, 2003 — American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported record sales and earnings for the second quarter of 2003.

Second Quarter 2003 highlights

•	Record second quarter diluted earnings per share of 97 cents, up approximately 5% versus the second quarter of 2002

•	Record second quarter sales of $914 million, up nearly 4% versus the second quarter of 2002

•	Non-GM sales growth of 76% to approximately $166 million, 18% of total sales

•	Gross margin of 15.1%

•	Positive free cash flow of $107 million

•	Reduced net debt to capital ratio to 43.3% versus 55.2% at end of second quarter 2002

•	After-tax return on invested capital of 15.6% on a trailing twelve month basis

AAM’s second quarter diluted earnings per share grew approximately 5% to 97 cents per share, as compared to 92 cents per share earned in the second quarter of 2002. Net income for the quarter was $51.0 million, an increase of 5% when compared to the $48.6 million reported in the second quarter of 2002.

Sales rose to a second quarter record of $913.6 million, an increase of nearly 4% from the $881.3 million in sales from the second quarter of 2002. This compares to a decrease of approximately 9% in North American light vehicle production and nearly a 4% decrease in General Motors light truck production for the quarter compared to the same period in 2002. AAM sales were positively impacted by a 6.6% increase in AAM content per vehicle to $1,174 for the second quarter of 2003 as compared to the second quarter of 2002. Sales were also aided by the successful Fall 2002 launches of the heavy-duty Dodge Ram program and the HUMMER H2 program. For the first half of 2003, sales were $1.89 billion, representing an increase of $148.4 million, or 8.5% from the $1.74 billion generated in the first six months of 2002. Sales to non-GM customers continue to grow, increasing 76% to $165.6 million in the second quarter of 2003 and increasing 77% to $335.2 million for the first half of 2003. Sales to non-GM customers now represent approximately 18% of total sales for the quarter and first half of 2003.

Gross margin was 15.1% compared to the 14.9% margin reported in the second quarter of 2002. Operating income was $89.3 million or 9.8% of sales in the second quarter of 2003, as compared to $87.0 million or 9.9% of sales for the second quarter of 2002. For the first half of 2003, gross margin was 15.0%, versus 14.4% for the first half of 2002. Operating income grew 16.1% in the first half of 2003 to $185.1 million or 9.8% of sales versus $159.5 million or 9.2% of sales for the first half of 2002. For the first half of 2003, net income grew 20%, to $105.0 million.

-more-

The results of the quarter include a $2.5 million charge associated with the company’s insurance deductible for losses related to the tornado damage to GM’s Oklahoma City plant and a $5.1 million charge as part of an early retirement program.

Capital spending for the first half of 2003 was $110.4 million. As a result of this normalized level of capital spending and $157.6 million in cash flow provided by operating activities, net cash flow after capital expenditures was $106.6 million for the second quarter of 2003.

“Despite lower North American light vehicle production compared to last year, AAM was able to attain record second quarter sales and earnings. This performance was driven in large part by technology based increases in content per vehicle and our relentless focus on productivity and cost reduction,” said American Axle & Manufacturing Co-Founder, Chairman of the Board & CEO Richard E. Dauch. “We are pleased that our strong financial performance generated free cash flow in excess of $100 million for the quarter, allowing us to reduce our net debt to capital ratio to 43.3%.”

For the first half of 2003, research and development (R&D) spending rose 12% to $30.4 million versus $27.1 million for the same period of 2002. The increase is consistent with the company’s focus on the development of future products targeted at growth segments of the market. As a result of this R&D commitment, AAM generated nearly 80% of its first half of 2003 sales from new products introduced to the market since mid-1998 as compared to 72% for the first half of 2002.

“Based on our first six months performance and our projections for the balance of the year, AAM reiterates its 2003 full year guidance estimates of $200 million in positive free cash flow and $3.65 diluted earnings per share,” said Robin J. Adams, AAM’s Executive Vice President — Finance & Chief Financial Officer.

Recent Developments

On July 15, 2003, AAM announced five new sales contracts valued at nearly $30 million annually. Under the contracts, AAM will provide an average of seven million driveline system and transmission components annually for five customers including two new customers, further diversifying the AAM customer base. These components will be manufactured utilizing state-of-the-art processes such as the latest near net-shaped forging technologies that improve material yield and streamline subsequent machining operations.

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and forged products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the company’s plans, projections or future performance, the occurrence of which involve risks and uncertainties that could cause the company’s actual results or plans to differ materially from those expected by the company which include risk factors described in the company’s filings with the Securities and Exchange Commission.

# # #

For more information:

Media relations contact:	Investor relations contact:
Carrie L.P. Gray	David J. Demos
Director, Corporate Relations	Vice President Investor Relations
(313) 974-2598	(313) 974-3074
grayc@aam.com	demosd@aam.com

Or visit the AAM website at www.aam.com

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In millions, except per share data)
Net sales	$913.6	$881.3	$1,888.9	$1,740.5
Cost of goods sold	775.8	749.8	1,606.4	1,490.3

Gross profit	137.8	131.5	282.5	250.2
Selling, general and administrative expenses	48.5	44.5	97.4	90.7

Operating income	89.3	87.0	185.1	159.5
Net interest expense	(12.0)	(12.2)	(24.5)	(23.8)
Other income, net	1.2	1.1	0.9	0.8

Income before income taxes	78.5	75.9	161.5	136.5
Income taxes	27.5	27.3	56.5	49.1

Net income	$51.0	$48.6	$105.0	$87.4

Diluted earnings per share	$0.97	$0.92	$2.00	$1.68

Diluted shares outstanding	52.8	52.8	52.5	52.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$33.8	$9.4
Accounts receivable, net	390.8	335.7
Inventories, net	160.2	174.6
Prepaid expenses and other	30.8	37.3
Deferred income taxes	14.9	9.1

Total current assets	630.5	566.1
Property, plant and equipment, net	1,591.2	1,553.5
Deferred income taxes	6.2	10.9
Goodwill	150.2	150.2
Other assets and deferred charges	51.9	55.0

Total assets	$2,430.0	$2,335.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$332.8	$327.5
Other accrued expenses	186.0	207.7

Total current liabilities	518.8	535.2
Long-term debt	670.3	734.1
Deferred income taxes	73.7	52.0
Postretirement benefits and other long-term liabilities	334.7	310.8

Total liabilities	1,597.5	1,632.1
Stockholders’ equity	832.5	703.6

Total liabilities and stockholders’ equity	$2,430.0	$2,335.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In millions)
Operating activities
Net income	$51.0	$48.6	$105.0	$87.4
Depreciation and amortization	40.4	34.2	80.4	66.3
Other	66.2	58.4	8.5	35.8

Net cash flow provided by operating activities	157.6	141.2	193.9	189.5
Capital expenditures	(51.0)	(52.1)	(110.4)	(116.8)

Net cash flow after capital expenditures	106.6	89.1	83.5	72.7
Purchase buyouts of leased equipment	—	—	(3.0)	(5.1)

Net cash flow provided by operations	106.6	89.1	80.5	67.6
Net decrease in long-term debt	(86.4)	(95.4)	(65.3)	(84.8)
Employee stock option exercises	8.5	4.9	8.7	7.9
Effect of exchange rate changes on cash	0.5	(0.5)	0.5	(0.5)

Net increase (decrease) in cash and cash equivalents	29.2	(1.9)	24.4	(9.8)
Cash and cash equivalents at beginning of period	4.6	4.4	9.4	12.3

Cash and cash equivalents at end of period	$33.8	$2.5	$33.8	$2.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In millions)
Net income	$51.0	$48.6	$105.0	$87.4
Interest expense	12.2	12.3	24.9	24.1
Income taxes	27.5	27.3	56.5	49.1
Depreciation and amortization	40.4	34.2	80.4	66.3

EBITDA	$131.1	$122.4	$266.8	$226.9

Net debt(b) to capital

	June 30,

	2003	2002

	(In millions, except percentages)
Total debt	$670.3	$794.3
Cash and cash equivalents	33.8	2.5

Net debt at end of period	636.5	791.8
Stockholders’ equity	832.5	642.6

Total invested capital at end of period	$1,469.0	$1,434.4

Net debt to capital(c)	43.3%	55.2%

(a)	EBITDA is a non-GAAP financial measure. The company believes that EBITDA is a meaningful measure of performance as it is commonly utilized in the industry to analyze operating performance, liquidity and entity valuation. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined by accounting principles generally accepted in the United States of America. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)	Net debt to capital is equal to net debt divided by the sum of stockholders’ equity and net debt. The company believes that net debt to capital is a meaningful measure of performance as it is commonly utilized to reflect relative capital structure risk. Other companies may calculate this measure differently.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(d)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In millions)
Net cash flow provided by operating activities	$157.6	$141.2	$193.9	$189.5
Capital expenditures	(51.0)	(52.1)	(110.4)	(116.8)

Free Cash Flow	$106.6	$89.1	$83.5	$72.7

After-Tax Return on Invested Capital (ROIC)(e)

	Quarter Ended				Trailing Twelve
					Months Ended
	September 30,	December 31,	March 31,	June 30,	June 30,
	2002	2002	2003	2003	2003

	(In millions, except percentages)
Net income	$36.5	$52.2	$54.0	$51.0	$193.7
After-tax net interest expense (f)	8.4	8.8	8.1	8.0	33.3

After-tax return	$44.9	$61.0	$62.1	$59.0	$227.0

Net debt at end of period					$636.5
Stockholder’s equity at end of period					832.5

Invested capital at end of period					1,469.0
Invested capital at beginning of period					1,434.4

Average invested capital					$1,451.7

After-Tax ROIC					15.6%

(d)	Free cash flow is a non-GAAP financial measure. The company defines free cash flow as net cash flow provided by operating activities less capital expenditures. The company believes free cash flow is a meaningful measure of the company’s ability to repay debt. Other companies may calculate free cash flow differently.

(e)	ROIC is a non-GAAP financial measure. The company believes that ROIC is a meaningful overall measure of business performance because it reflects the company’s earnings based on its investment level. Other companies may calculate ROIC differently.

(f)	After-tax net interest expense is calculated by tax effecting the reported net interest expense by the effective income tax rate for each presented quarter.